                                                                    EXHIBIT 10.4

                     EMPLOYMENT AGREEMENT BETWEEN THE BANK
                                      AND
                            MR. ROBERT C. KENKNIGHT
                            DATED AS OF MAY 1, 1997

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this first day of May, 1997 by and between Crescent Bank and Trust Company, a Georgia bank (hereinafter, the "Bank"), and Robert C. KenKnight (hereinafter, "Executive").

                                   BACKGROUND

     Crescent Banking Company, a Georgia corporation ("Crescent"), has two wholly owned subsidiaries: (i) Crescent Bank and Trust Company, a Georgia bank (the "Bank"), and Crescent Mortgage Serving, Inc., a Georgia corporation ("CMS").

     Pursuant to that certain Letter of Understanding Regarding Employment, dated as of September 14, 1995, as amended, between Executive and Crescent (the "Letter of Understanding"), Executive is currently serving as Executive Vice President of the Bank, President of the Bank's mortgage division ("CMD"), and President of CMS.

     The purpose of this Agreement is to consolidate the terms of the Letter of Understanding as heretofore amended and to clarify the employer/employee relationship of the Bank and Executive.

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Effective Date.  The effective date of this Agreement (the "Effective
          --------------
Date") is January 1, 1997.

     2.   Employment.  Executive will be employed by the Bank as Executive Vice
          ----------
President of the Bank and President of CMD. Executive shall also render services to any subsidiary or subsidiaries of Crescent (including without limitation CMS), as requested by the Chief Executive Officer of the Bank from time to time consistent with Executive's executive position. Executive's responsibilities under this Agreement shall be in accordance with the policies and objectives established by the Board of Directors of the Bank, and shall be consistent with the responsibilities of similarly situated executives of comparable banks. In any such capacity, Executive will report directly to the Chief Executive Officer of the Bank. Each year during the Employment Period, Executive shall be nominated for election to the Board of Directors of the Bank.

     3.   Employment Period.  Executive's employment hereunder shall continue
          -----------------
until terminated in accordance with Section 7 hereof (the "Employment Period").

     4.   Extent of Service.  During the Employment Period, and excluding any
          -----------------
periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive's responsibilities under this Agreement.

     5.   Compensation.  Executive's compensation will be the percentage share
          ------------
specified below of the Value Added of the CMD, calculated on an annual basis ("Compensation"). The "Value Added of the CMD" for each year shall be the sum of (i) the Contribution of the CMD (as defined below) for such year, and (ii) the Change in Portfolio Value (as defined below) for such year.

     The percentage rate utilized for calculating Executive's share of the Value Added of the CMD shall be determined by multiplying (i) 28.03% by (ii) one minus the Bank's applicable Federal income tax rate, and is referred to herein as the "Pre-Tax Equivalent Rate." For example, such Pre-Tax Equivalent Rate currently is 18.5% [28.03% x (1-34%)].

     "Contributions of the CMD" shall consist of the combined net income (or net loss) of both the CMD and CMS, before provision for Federal income tax (or credit), calculated in accordance with the accounting principles and practices utilized by the Bank in the preparation of its regular financial statements, as supplemented by the understandings set forth in the attached memorandum from Don Boggus, Jr. dated May 31, 1995 (Exhibit A).

     "Change in Portfolio Value" shall be the amount of increase or decrease in the Net Appraised Value of the Mortgage Servicing Portfolio from the end of the preceding year (subject to the vesting provision set forth below). For this purpose:

     "Mortgage Servicing Portfolio" shall mean the mortgage servicing rights owned by the Bank, or a subsidiary of the Bank, or CMS or another subsidiary of the Holding Company; and

     "Net Appraised Value" shall mean the independently appraised value of the Mortgage Servicing Portfolio, minus the capitalized cost of acquisition (or capitalized value under generally accepted accounting principles, whichever is reflected on the Bank's financial statements) of such Portfolio; provided, however, that for the calculation of the Change in Portfolio Value for the year in which Executive's employment by the Bank terminates (and for that year only) there shall be an additional deduction of an amount determined by multiplying the total principal amount of the Mortgage Servicing Portfolio, as of the date of such termination, by the percentage rate that results from dividing (i) the aggregate direct expenses, including commission, paid in connection with all the sales of portions of the Mortgage Servicing Portfolio during Executive's period of employment, by (ii) the aggregate amount of such sales.

     Executive will be entitled to receive an advance draw against his Compensation for each year, in an amount determined periodically by Executive and the Executive Committee of the Board of Directors of the Bank that is consistent with Executive's projected Compensation for such year, based on the projected Value Added of the CMD. Executive's final Compensation for each year will be calculated on the basis of the actual Value Added of the CMD for that year and, to the extent that it differs from the amount of advance draw paid to Executive for such year, will result in either a Compensation Bonus or a Compensation Shortfall for such year. Any Compensation Bonus will be paid to Executive within 60 days after completion of the audit of the Bank's financial statements for such year (except to the extent that payment thereof has been deferred by Executive pursuant to a plan of deferred compensation approved by both Executive and the Bank). Any Compensation Shortfall will be repaid to the Bank by a reduction in the amount of Compensation (and advance draw) paid to Executive for the subsequent year. Any Compensation Shortfall existing at the termination of the Employment Period shall be an obligation of Executive or his personal representative to the Bank, payable within 90 days after such termination.

     Exhibit B hereto illustrates the calculation of Executive's Compensation.

     6.   Benefits.  During the Employment Period, Executive shall be entitled
          --------
to the following benefits:

          (a) Savings and Retirement Plans; Restricted Stock Plan.  During the
              ---------------------------------------------------
Employment Period, Executive shall be entitled to participate in (i) all savings and retirement plans, practices, policies and programs applicable generally to similarly situated officers of the Bank, and on the same basis as such other similarly situated officers, and (ii) that certain Restricted Stock Plan for Robert C. KenKnight maintained by Crescent.

          (b) Welfare Benefit Plans.  During the Employment Period, Executive
              ---------------------
and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Bank (including, without limitation, medical insurance plans and programs) to the extent applicable generally to similarly situated officers of the Bank.

          (c) Expenses.  During the Employment Period, Executive shall be
              --------
entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the policies, practices and procedures of the Bank to the extent applicable generally to similarly situated officers of the Bank.

          (d) Fringe Benefits.  During the Employment Period, Executive shall be
              ---------------
entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank in effect for similarly situated officers of the Bank.

          (e) Vacation and Personal Days.  During the Employment Period,
              --------------------------
Executive shall be entitled to three weeks paid vacation per year and three days paid personal days per year.

     7.   Termination of Employment.  Executive's employment may be terminated
          -------------------------
by Executive or the Bank at any time, with or without cause. Any termination of Executive's employment shall be communicated by notice of termination to the other party hereto given in accordance with Section 12(h) of this Agreement. Such notice of termination shall specify the termination date (which date shall be not less than 30 days after the giving of such notice).

     8.   Termination Following Change in Control.  For purposes of this
          ---------------------------------------
Agreement, the term "Change in Control" shall mean any transaction or event that would be required to be reported pursuant to Item 1 of Form 8-K under the Securities Exchange Act of 1934, as amended, whether or not the Bank or Crescent is subject to such act at the time of such event or transaction. In the event of a Change in Control of the Bank or Crescent resulting in a termination of Executive's employment hereunder, then, in consideration of Executive's services rendered prior to such termination, Executive will be entitled to:

          (a) Compensation for the current year based on the Value Added of the CMD through the end of the month in which such termination occurs, calculated as if such date were the end of such current year;

          (b) a severance benefit equal to 100% of Executive's Compensation for either (i) the preceding calendar year, or (ii) the year of such termination, whichever of (i) or (ii) is greater; and

          (c) payment pursuant to the provision hereof of any accrued but previously unpaid Compensation Bonus for the preceding year.

     9.   Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or
          -------------------------
limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Bank or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Bank or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank or any of its affiliated companies at or subsequent to the date of termination of employment shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

     10.  Regulatory Intervention.  Notwithstanding anything in this Agreement
          -----------------------
to the contrary, this Agreement is subject to the following terms and conditions:

          (a) The letter agreement between Executive and the Bank dated June 24, 1995 shall remain effective and applicable to this Agreement to the same extent as applicable to the Letter of Understanding.

          (b) The Bank's obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the FDIC promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) limiting or prohibiting any "golden parachute payment" as defined therein, but only to the extent that the compensation or payments to be provided under this Agreement are so prohibited or limited.

     11.  Assignment and Successors.
          -------------------------

          (a) Executive.  This Agreement is personal to Executive and without
              ---------
the prior written consent of the Bank shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

          (b) The Bank.  This Agreement shall inure to the benefit of and be
              --------
binding upon the Bank and its successors and assigns. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, "Bank" shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

     12.  Miscellaneous.
          -------------

          (a) Withholding.  All amounts payable hereunder shall be subject to
              -----------
normal and customary withholding, in accordance with the Bank's normal policies and procedures.

          (b) No Mitigation.  Executive shall not be required to mitigate the
              -------------
amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided herein, no such payment shall be offset or reduced by the amount of any Compensation or benefits provided to Executive in any subsequent employment.

          (c) Waiver.  Failure of either party to insist, in one or more
              ------
instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

          (d) Severability.  If any provision, or any part thereof, of this
              ------------
Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

          (e) Other Agents.  Nothing in this Agreement is to be interpreted as
              ------------
limiting the Bank from employing other personnel on such terms and conditions as may be satisfactory to it.

          (f) Entire Agreement; Termination of Letter of Understanding.  Except
              --------------------------------------------------------
as provided herein, this Agreement contains the entire agreement between the Bank and Executive with respect to the subject matter hereof and it supersedes and invalidates any previous agreements or contracts between them with respect to the subject matter hereof, including but not limited to the Letter of Understanding. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

          (g) Governing Law.  Except to the extent preempted by federal law, the
              -------------
laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

          (h) Notices.  All notices, requests, demands and other communications
              -------
required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

          To the Bank:   Crescent Bank and Trust Company
                         251 Highway 515
                         Jasper, Georgia  30143
                         Facsimile No. (706) 692-6820
                         Attention:  Chief Executive Officer

          To Executive:  Robert C. KenKnight
                         115 Perimeter Ctr Pl., Suite 285
                         Atlanta, GA 30346
                         Facsimile No. (770) 392-1636

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

          (i) Amendments and Modifications.  This Agreement may be amended or
              ----------------------------
modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                         CRESCENT BANK AND TRUST COMPANY


                         By:     /s/ J. Donald Boggus, Jr.
                                 -------------------------
                         Title:  President and Chief Executive Officer


                         EXECUTIVE:


                                /s/ Robert C. KenKnight
                                -----------------------
                                Robert C. KenKnight

                                   EXHIBIT A

                                   MEMORANDUM

TO:       Mike Caton

FROM:     Don Boggus, Jr.

DATE:     May 31, 1995

RE:       Calculation of KenKnight's Compensation


Per agreement with Bob, we mutually agreed regarding those income and expense items which would be included/excluded in the divisions pre-tax contribution. Those items were as follows:

NET INTEREST INCOME - The mortgage division would receive all interest income from mortgages held for sale and bay the bank, at the bank's prime rate, for the use of its liquid funds.

NON-INTEREST INCOME - The mortgage division would receive all non-interest income generated from the mortgage operation such as underwriting, rush and refi fees, servicing fees, and servicing ancillary income.

NON-INTEREST EXPENSE - The mortgage division would be charged with all DIRECT operating expenses resulting from the mortgage operation plus pay the bank for the services provided from the financial/accounting department. For Bob's compensation calculation, INDIRECT expenses allocated via the bank's profit center accounting procedures would not be included. This was agreed upon due to Bob's concern to control the expenses associated with the mortgage operation and not be effected from circumstances that occurred in the profit centers of the Bank. Example of these charges include the allocation of legal, outside accounting, Director and committee fees, FDIC assessment, and blanket bond and commercial insurance costs. Legal expenses resulting from the mortgage operation are classified as direct expenses of the mortgage division as well as mortgage errors and omissions insurance.

cc:  Harry Howard
     Bob KenKnight

                                   EXHIBIT B

                    HYPOTHETICAL CALCULATION OF COMPENSATION

                                           1996              1997               1998              1999
                                     ----------------  -----------------  ----------------  -----------------
Contribution of CMD*                      $1,100,000         $1,210,000         $1,331,000         $1,464,100
Change in Portfolio Value                    250,000            350,000            450,000            550,000
                                          ----------         ----------         ----------         ----------
Value Added of CMD                        $1,350,000         $1,560,000         $1,781,000         $2,014,100
x Pre-Tax Equivalent Rate                       .185               .185               .185               .185
                                          ----------         ----------         ----------         ----------
Compensation Earned                       $  249,750         $  288,600         $  329,485         $  372,608

Less: previous year shortfall             $        0              ($250)        $        0         $        0
Less: advance draw                        $  250,000         $  250,000         $  265,000         $  300,000

Compensation bonus (shortfall)                 ($250)        $   38,350         $   64,485         $   72,608

CHANGE IN PORTFOLIO VALUE
Net Appraised Value current year             930,000          1,280,000          1,730,000          2,280,000
Net Appraised Value prior year               680,000            930,000          1,280,000          1,730,000
                                          ----------         ----------         ----------         ----------
Change in Net Appraised Value                250,000            350,000            450,000            550,000

________________
 * Assumes annual increase of 10% in net income of CMD and CMS in each of 1997-99.